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                                                          Exhibit 99.1

[LOGO]AEHR TEST SYSTEMS

FOR IMMEDIATE RELEASE


Aehr Test Systems                        Investor Relations Contact:
Gary Larson                              Todd Kehrli or Jim Byers
Chief Financial Officer                  MKR Group Inc.
(510) 623-9400 x321                      (323) 468-2300
                                         aehr@mkr-group.com

AEHR TEST SYSTEMS APPOINTS KENNETH B. SPINK TO CHIEF FINANCIAL OFFICER


Fremont, CA (September 4, 2015) - Aehr Test Systems (Nasdaq: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced the appointment of Corporate Controller Kenneth B. Spink as Chief Financial Officer and VP of Finance, effective September 9, 2015. He will succeed Gary Larson, whose previously announced planned retirement after 24 years with the company is effective the same day. Mr. Larson will continue to support Mr. Spink on a limited basis through the end of the calendar year to ensure a seamless transition.

"Ken is well prepared and has done an excellent job transitioning to assume the responsibilities of CFO, and it's clear that he is the right person to be promoted directly to CFO of the company," said Gayn Erickson, CEO of Aehr Test. "We are fortunate to have someone of Ken's experience and expertise and I look forward to working with him as we focus on the new potential significant opportunities we are seeing for Aehr Test's current and next generation products."

Mr. Spink has served at Aehr Test for seven years and has more than 30 years of accounting and finance experience in the high tech, public accounting, leasing, service, and construction industries. He was previously Corporate Accounting Manager at Applied Materials, the global leader in the semiconductor capital equipment industry, and began his career with accounting firm Deloitte.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic and memory integrated circuits and has an installed base of more than 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, capacity needs and opportunities for Aehr Test products in package and wafer level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOXTM families of test and burn-in systems and the DiePak(R) carrier. The ABTS system is used in production and qualification testing of packaged parts for both lower-power and higher-power logic as well as all common types of memory devices. The FOX system is a full wafer contact test and burn-in system used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The DiePak carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of bare die. For more information, please visit Aehr Test's website at www.aehr.com.